Exhibit 3.1

ARTICLES OF INCORPORATION OF

GLOBAL ENERGY, INC.

The undersigned, all of whom are citizens of the United States of America, desiring to form a corporation for profit under the General Corporation Act of Ohio, do hereby certify:

FIRST: The name of said corporation shall be:

GLOBAL ENERGY, INC.

SECOND: The place in Ohio where its principal office is to be located is Cincinnati, Hamilton County.

THIRD: The purpose or purposes for which it is to be formed are:

To purchase, acquire, hold, improve, sell, convey, release, mortgage, encumber, lease, hire and deal in real and personal property of every name and nature; to deal in stocks and securities of other corporations and to loan money and take securities for the payment of all sums due the corporation and to sell, assign and release such securities; to engage in a general sales business and in the general practice as a sales business in all its branches and related activities.

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is Seven Hundred and Fifty (750) shares, all of which shall be without par value.

FIFTH: The minimum amount of stated capital with which the corporation will begin business is Five Hundred ($500.00) Dollars.

IN WITNESS WHEREOF, I have hereunto subscribed by name this 6th day of October, 1988.

/s/ Timothy A. Garry, Jr.
TIMOTHY A. GARRY, JR.

ORIGINAL APPOINTMENT OF AGENT

The undersigned, the incorporator of GLOBAL ENERGY, INC., hereby appoints TIMOTHY A. GARRY, JR., a natural person resident in the county in which the corporation has its principal office, upon whom any process, notice or demand required or permitted by statute to be served upon the corporation may be served. His complete address is 105 East Fourth Street, Suite 1504, Cincinnati, Hamilton County, Ohio 45202.

GLOBAL ENERGY, INC.

/s/ Timothy A. Garry Jr.
TIMOTHY A. GARRY, JR.
Incorporator

Dated: October 6th, 1988
Cincinnati, Ohio

GLOBAL ENERGY, INC.

Gentlemen:

I hereby accept appointment as agent of your corporation upon whom process, tax notices or demands may be served.

/s/ Timothy A. Garry Jr.

Department of State

The State of Ohio

Sherrod Brown

Secretary of State

734275

Certificate

It is hereby certified that the Secretary of State of Ohio has custody of the Records of Incorporation and Miscellaneous Filings; that said records show the filing and recording of ARF of: GLOBAL ENERGY, INC.

United States of America State of Ohio Office of the Secretary of State	Recorded on Roll G483 at Frame 0600 of the Records of Incorporation and Miscellaneous Filings.

Witness my hand and the seal of the Secretary of State, at the City of Columbus, Ohio, this 11th day of Oct, A.D. 1988.
/s/ Sherrod Brown
Sherrod Brown
Secretary of State

Form SH AMD, August 1983
Prescribed by Sherrod Brown
Secretary of State

Certificate of Amendment

By Shareholders

to the Articles of Incorporation of

GLOBAL ENERGY, INC.

(Name of Corporation)

Harry H. Graves, who is        ☒    Chairman of the Board        ☐    President        ☐    Vice President         (Check one)

and Lynne R. Graves, who is        ☒    Secretary        ☐    Assistant Secretary         (Check one)

of the above named Ohio corporation for profit with its principal location at Cincinnati, Hamilton County, Ohio do hereby certify that: (check the appropriate box and complete the appropriate statements)

☒	a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on April 7, 1989, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitling them to exercise 100% of the voting power of the corporation.

☐	in a writing signed by all the shareholders who would be entitled to notice of a meeting held for that purpose.

the following resolution to amend the articles was adopted:

RESOLVED, that the fourth paragraph of the Articles of Incorporation of the corporation which were filed with the Secretary of State of Ohio on October 11, 1988, be amended in its entirety to read:

FOURTH: The maximum number of shares which the corporation is authorized to have outstanding is One Million (1,000,000) shares, all of which shall be without par value.

IN WITNESS WHEREOF, the above named officers, acting for and on the behalf of the corporation, have hereto subscribed their names this 12th day of June, 1989.

BY	/s/ Harry H. Graves
Chairman

BY	/s/ Lynne R. Graves
Secretary

NOTE:	Ohio law does not permit one officer to sign in two capacities. Two separate signatures are required, even if this necessitates the election of a second officer before the filing can be made.

Prescribed by J. Kenneth Blackwell	Expedite this form ☑ Yes

Please obtain fee amount and mailing instructions from the Forms Inventory List (using the 3 digit form # located at the bottom of this form). To obtain the Forms Inventory List or for assistance, please call Customer Service:

Central Ohio: (614)-466-3910 Toll Free: 1-877-SOS-FILE (1-877-767-3453)

CERTIFICATE OF AMENDMENT

BY SHAREHOLDERS TO ARTICLES OF

GLOBAL ENERGY, INC.

(Name of Corporation)

734275

(charter number)

H.H. Graves, who is the President

of the above named Ohio corporation organized for profit, does hereby certify that: (Please check the appropriate box and complete the appropriate statements).

☒	a meeting of the shareholders was duly called and held on 12/11/1997, at which meeting a quorum the shareholders was present in person or by proxy, and that by the affirmative vote of the holders of shares entitling them to exercise 66% of the voting power of the corporation,

☐	in writing signed by all the shareholders who would be entitled to notice of a meeting held for that purpose, the following resolution to amend the articles was adopted:

RESOLVED, that Article Fourth of the Articles of Incorporation of Global Energy, Inc. be and the same is hereby amended so that it shall read as follows:

FOURTH: The number of shares which the Corporation is authorized to have outstanding is Ten Million (10,000,000) common shares without par value.

IN WITNESS WHEREOF, the above named officer, acting for and on behalf of the corporation, has hereunto

subscribed	his	name on
(gender)

By:	/s/ H.H. Graves
Title:	President and CEO

125-AMDS	Page 1 of 1	Version: May 1, 1999

CERTIFICATE OF AMENDMENT

BY SHAREHOLDSERS

TO THE ARTICLES OF INCORPORATION OF

GLOBAL ENERGY, INC.

Harry H. Graves, who is President and Chief Executive Officer of the above-named Ohio corporation for profit, with its principal location at Cincinnati, Hamilton County, Ohio, does hereby certify that a meeting of the shareholders was duly called for the purpose of adopting this amendment and held on December 9, 1999, at which meeting a quorum of the shareholders was present in person or by proxy, and by the affirmative vote of the holders of shares entitled to exercise 93% of the voting power of the corporation, the following resolutions to amend the articles were adopted:

RESOLVED, that Article FOURTH of the Articles of Incorporation of the corporation which were filed with the Secretary of State of Ohio on October 11, 1988, as amended on June 19, 1989 and October 15, 1999 (the “Articles”), be amended in its entirety so as to read as follows:

FOURTH: The corporation shall have the authority to issue two (2) classes of shares, to be designated respectively “Common Stock” and “Preferred Stock”. The total number of shares of stock that the corporation shall have the authority to issue is Ten Million Five Hundred Thousand (10,500,000) shares of capital stock. The total number of shares of Common Stock that the corporation shall have the authority to issue Ten Million (10,000,000), no par value per share. The total number of shares of Preferred Stock that the corporation shall have authority to issue is Five Hundred Thousand (500,000), no par value per share.

No holder of any share or shares of any class issued by the corporation shall be entitled as such, as a matter of right, at any time, to subscribe for or purchase: (a) shares of any class issued by the corporation, now or hereafter authorized, (b) securities of the corporation convertible into or exchangeable for shares of any class issued by the corporation, now or hereafter authorized, or (c) securities of the corporation to which shall be attached or appertain any rights or options, whether by the terms of such securities or in the contracts, warrants or other instruments (whether transferable or non-transferable or separable or inseparable from such securities) evidencing such rights or options, entitling the holders thereof to subscribe for or purchase shares of any class issued by the corporation, now or hereafter authorized; it being the intent and is the effect of this paragraph to fully eliminate any and all pre-emptive rights with respect to the shares of any class issued by the corporation, now or hereafter authorized.

The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one (1) or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated in these Articles of Incorporation, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, including sinking fund provisions, the redemption price or prices, the liquidation preferences and the other preferences, powers, rights, qualifications, limitations and restrictions of any wholly unissued class or series of Preferred Stock (not including the Convertible Preferred Stock, as defined in Article FIFTH below), and the number of shares constituting any such series and the designation thereof, or any of them.

The Board of Directors is further authorized to increase or decrease the number of shares of any series of Preferred Stock, the number of which was fixed by it, subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding, subject to the limitations and restrictions stated in the resolution of the Board of Directors originally fixing the number of shares of such series. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

RESOLVED, that there be created a new Article FIFTH of the Articles which shall read as follows:

FIFTH: Five Hundred Thousand (500,000) shares of the Preferred Stock are hereby constituted as 7% Cumulative Convertible Preferred Stock (“Convertible Preferred Stock”). The relative preferences, powers, rights, qualifications, limitations and restrictions in respect of the Common Stock and the Convertible Preferred Stock are as follows:

1. Common Stock.

The corporation shall have Ten Million (10,000,000) shares of Common Stock. The Common Stock shall not have any stated capital. The powers, preferences and rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Voting, etc. Each holder of shares of Common Stock shall be entitled to one (1) vote for each share held and, except as required by these Articles of Incorporation or by law, the shares of Common Stock shall vote as a single class on all such matters. Each share of Common Stock is vested with all of the same rights and powers in all respects, including without limitation dividend and liquidation rights. Except as otherwise provided in these Articles of Incorporation or required by law, any action submitted to a vote of the shareholders shall be determined by the affirmative vote of a majority of the shares entitled to vote on such matter.

(b) Dividends. When and as dividends are declared thereon, whether payable in cash, property or securities of the corporation, holders of Common Stock will be entitled to share in such dividends ratably according to the number of shares of Common Stock held by them. No dividend may be declared on the Common Stock unless dividends have been paid, or declared and set apart for payment, on account of the Convertible Preferred Stock, in accordance with the provisions of subparagraph 2(b) below.

(c) Liquidation Rights. In the event of any Liquidation (as defined in subparagraph 2(c)(i) below), the holders of Common Stock shall be entitled to share, ratably according to the number of shares of Common Stock held by them, in the remaining assets of the corporation available for distribution to its shareholders, after payment is made to the holders of the Convertible Preferred Stock as indicated in subparagraph 2(c) below

2. Convertible Preferred Stock.

(a) Voting Rights. Each holder of shares of Convertible Preferred Stock shall be entitled to vote on all matters and, except as otherwise expressly provided herein, shall be entitled to the number of votes equal to the larges whole number of shares of Common Stock into which such shares of Convertible Preferred Stock could be converted, pursuant to the provisions of paragraph 2(d) hereof, on the record date for the determination of the shareholders entitled to vote on such mattes or, if no such record date is established, in accordance with Ohio general corporation law, Chapter 1701 of the Ohio Revised Code (the “Ohio Corporation Law”. Except as otherwise required by law, the holders of Convertible Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Dividend Rights.

(i) Dividend Rate. Each issued and outstanding share of Convertible Preferred Stock shall entitle the holder of record thereof to receive, when, as and if declared by the Board of Directors, out of any funds legally available therefor, dividends quarterly in arrears beginning for the period commencing July 1, 1999 at the rate of seven percent (7%) per annum, as adjusted for stock splits, stock dividends, recapitalizations, reclassifications, distributions of any capital stock and similar events (together herein referred to as “ Recapitalization Events”), payable as described herein. Dividends and distributions (other than those payable solely in Common Stock) may be paid, or declared and set aside for payment, upon shares of Common Stock only if all accrued dividends shall have been paid, or declared and set aside for payment on account of all shares of Convertible Preferred Stock then issued and outstanding, at the respective rates set forth herein.

(ii) Payment. Dividends may be paid on the Convertible Preferred Stock only from retained earnings. Such dividends shall be fully payable in cash (or Common Stock at the Original Issue Price (as defined in sub paragraph 2(c)(i) below) as adjusted pursuant to these Articles of Incorporation), and shall be payable quarterly in arrears on the last day of March, June, September and December in each year to holders of record of the Convertible Preferred Stock at the close of business on the last business day of the preceding month. The right to dividends upon the issued and outstanding shares of Convertible Preferred Stock shall be cumulative, so that such rights shall be deemed to accrue from The Issuance Date (as defined in subparagraph 2(d) (iii)below) and will compound quarterly at the rate of seven percent (7%) per annum, whether earned, or whether there be funds legally available therefor, or whether such dividends shall have been declared. All accrued but unpaid dividends on the Convertible Preferred Stock shall in any event be paid conversion or redemption of the Convertible Preferred Stock, in cash or in Common Stock at it’s then fair Market value, as determined in good faith by the Board of directors of the corporation.

(iii) No derogation of Restrictions. The restrictions on dividends and distribution with respect to shares of Common Stock and of the Convertible Preferred Stock set forth in this paragraph 2(b) are in addition to, and not in derogation of, the other restrictions on such dividends and distributions set forth herein.

(c) Liquidation Rights.

(i) Convertible Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution, or winding up of the corporation ( a “Liquidation”), before any payment shall be made or any assets distributed to the holders of shares of Common Stock, the holders of record of shares of Convertible Preferred Stock shall be entitled to received, prior and in preference to any distribution of any assets of the corporation to the holders of the Common Stock by reason of their ownership thereof, out of the assets of the corporation legally available therefor, an amount per share (the “Liquidation Value”) equal to the sum of (1) One Hundred Dollars ($100.00) per share of Convertible Preferred Stock (the “Original Issue Price”), plus (2) a further amount per share equal to accrued but unpaid cumulative dividends and any declared but unpaid dividends thereon. If, upon any Liquidation, the assets available for distribution among the holders of the Convertible Preferred Stock shall be insufficient to permit payment to such holder of the full preferential amounts aforesaid, then such assets shall be distributed ratably among the holders of Convertible Preferred Stock based on the number of shares so held. This liquidation preference shall be equitably adjusted for Recapitalization Events.

(ii) Common Stock. After payment to the holders of record of the shares of the Convertible Preferred Stock of the amounts set forth in subparagraph 2(c)(i) above, the remaining assets of the corporation shall be distributed in like amount per share to the holders of record of the corporation’s shares of Common Stock.

(iii) Certain Transactions. A consolidation or merger of the corporation with or into other corporation or corporations except where the corporation is the surviving entity, or sale of all or substantially all of the assets of the corporation, shall each be deemed, unless at least a majority in percentage amount of the holders of record of the shares of Convertible Preferred Stock vote otherwise, to be a Liquidation within the meaning of this paragraph 2(c) and shall entitle the holders of the corporation’s stock to receive at the closing in cash, securities or other property, valued at the fair market value of such securities or other property as determined in good faith by the Board of Directors, amounts as specified in subparagraph 2(c)(i) above.

(iv) Notice. Written notice of a Liquidation event, stating a payment date and the amount of the payment, shall be given by mail, postage prepaid, not less than thirty (30) days prior to the date stated therein, to the holders of record of the Convertible Preferred Stock, such notice to be addressed to each such holder at the appears on the books of the corporation.

(d) Conversion Rights. The holders of the Convertible Preferred Stock shall have conversion rights (the “Conversion Rights”) as follows:

(i) Right to Convert. Each holder of record of shares of Convertible Preferred Stock may, at any time, upon surrender to the corporation of the certificates therefor at convert all or any part of such holder’s shares of Convertible Preferred Stock into such number of fully paid and non-assessable shares of Common Stock of the corporation (as such Common Stock shall then be constituted) equal to the product of (A) the number of shares of Convertible Preferred Stock which such holder shall then surrender to the corporation, multiplied by (B) the number determined by dividing the Original Issue Price by the Conversion Price (as defined in subparagraph 2(d)(iii)below)per share for the Convertible Preferred Stock in effect at the time of conversion. Promptly following surrender of such certificates, the holder shall be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Convertible Preferred Stock are converted.

(ii) Automatic Conversion.

(A) All outstanding shares of Convertible Preferred Stock shall be deemed automatically converted into such number of shares common Stock as are determined in accordance with subparagraph 2(d)(i) hereof upon (x) the consummation of a public offering of the securities of the corporation pursuant to a registration statement filed with the Securities and Exchange Commission pursuant to the Securities Act of 1993, as amended, where the net proceeds to the corporation resulting from the sale of such securities are not less than $20,000,000 at a price per share indicating a total market equity capitalization of at least $60,000,000 (a “Qualified IPO”) or (y) upon a consolidation or merger of the corporation with or into any other corporation or corporations except where the corporation is the surviving entity, or sale of all substantially all of the assets of the corporation, unless a Liquidation has been elected pursuant to subparagraph 2(c)(iii)(either such event in clause (x) or (y) being hereinafter referred to as an “Automatic Conversion Event”).

(B) On or after the date of occurrence of an automatic Conversion Event, and in any event within ten (10) days after receipt of notice, by email, postage prepaid from the corporation of such Automatic Conversion Event, each holder of record of shares of Convertible Preferred Stock shall surrender such holder’s certificates evidencing such holder’s shares of Convertible Preferred Stock at the principal office of the corporation or at such other place as the corporation or at such other place as the corporation shall designate, and shall thereupon be entitled to receive certificates evidencing the number of shares of Common Stock into which such shares of Convertible Preferred Stock are converted. On the date of the occurrence of an Automatic Conversion Event, each holder of record of Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Convertible Preferred Stock shall not have surrendered at the office of the corporation, that notice from the corporation shall not have been received by any holder of record of shares of Convertible Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(iii) For purposes of these Articles of Incorporation:

“Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to this paragraph 2(d), deemed to be issued) by the corporation, other than shares of Common Stock issued or issuable:

(A) upon conversion of shares of Convertible Preferred Stock;

(B) to officers, directors, or employees of, or consultants to, the corporation pursuant to a stock grant or sale or option plan or other employee stock incentive program approved by the Board of Directors, not to exceed 500,000 shares in the aggregate;

(C) as a dividend or distribution on Convertible Preferred Stock; or

(D) for which adjustment of the Conversion Rate is made pursuant to subparagraph 2(d)(iv).

“Convertible Securities” shall mean any evidences of indebtedness, shares or securities, in each case convertible into or exchangeable for or giving the holder thereof the right to purchase Additional Shares of Common Stock.

“Conversion Price” shall mean the price at which shares of the Common Stock shall be deliverable upon conversion of the Convertible Preferred Stock as adjusted from time to time as herein provided. The Conversion Price shall initially be equal to the Original Issue Price divided by 1.719565. The Conversion Price shall be subject to adjustment as herein provided.

“Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the corporation under subparagraph 2(d)(iv)(A), into the aggregate consideration received or deemed to have been received by the corporation for such issue under subparagraph 2(d)(iv)(A).

“Issuance Date” shall mean the actual initial date of issuance of the Convertible Preferred Stock.

“Options” shall mean rights, options or warrants to subscribe for purchase or otherwise acquire Additional Shares of Common Stock or Convertible Securities.

(iv) Adjustments to Conversion Price for Diluting Issues.

(A) Sale of Shares Below Conversion Price.

(1) If at any time or from time to time after the Issuance Date, the corporation issues or sells, or is deemed by the express provisions of subparagraph 2(d)(iv)(A) to have issued or sold, Additional Shares of Common Stock (as defined in subparagraph 2(d)(iii)), for an Effective Price less than the Conversion Price (in each case as adjusted for Recapitalization Events), then and in each such case the then existing Conversion Price for the Convertible Preferred Stock shall be adjusted to a price for such Convertible Preferred Stock determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for all such Additional Shares of Common Stock so issued would purchase at such Conversion Price in effect immediately prior to the issuance of such Additional Shares of Common Stock, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock; provided that, for the purpose of this clause (i), all shares of Common Stock (except as otherwise provided in this clause (i)) issuable upon conversion of all outstanding shares of Convertible Preferred Stock shall be deemed to be outstanding, and immediately after any Additional Shares of Common Stock are deemed to be issued pursuant to this subparagraph 2(d), such Additional Shares of Common Stock shall be deemed to be outstanding.

(2) For the purpose of making any adjustment required under this subparagraph 2(d)(iv)(A), the consideration received by the corporation for any issue or sale of securities shall (a) to the extent it consists of cash be computed at the gross amount of cash received by the corporation before deduction of any expenses payable by the corporation and any underwriting, brokerage or similar commissions, compensation or concessions paid or allowed by the corporation in connection with such issue or sale, (b) to the extent it consists of property other than cash, be computed at the fair market value of that property as determined in good faith by the Board of Directors and (c) if Additional Shares of Common Stock, Convertible Securities or Options (as each such terms is defined in subparagraph 2(d)(iii) are issued or sold together with other stock or securities or other assets of the corporation for a consideration which covers both, be computed (as provided in clauses (a) and (b) above) as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or Options.

(3) For the purpose of the adjustment required under this subparagraph 2(d)(iv)(A), if at any time or from time to time after the Issuance Date, the corporation issues or sells any Options or Convertible Securities, then in each case the corporation shall be deemed to have issued at the time of the issuance of such Options or Convertible Securities the maximum number of Additional Shares of Common Stock (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent upward adjustment of such number) issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the corporation for the issuance of such Options or Convertible Securities plus, in the case of such Options, the minimum amounts of consideration, if any (as set forth in the instruments relating thereto, giving effect to any provision contained therein for a subsequent downward adjustment of such consideration), payable to the corporation upon the exercise of such Options and, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the corporation on issuance of such Convertible Securities) on the conversion of such Convertible Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such Options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such Options or the conversion of any such Convertible Securities; provided, however, that if any such Options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, or are exercised for a lesser number of Additional Shares of Common Stock or with a greater consideration paid to the corporation than was previously deemed to be issued or received by the corporation, the Conversion Price adjusted upon the issuance of such Options or Convertible Securities shall be readjusted to the Conversion Rate which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such Options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the corporation upon such exercise, plus the consideration, if any, actually received by the corporation for the granting of all such Options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities which were deemed to have been received by the corporation on issuance of such Convertible Securities) on the conversion of such Convertible Securities; provided, further, however, that if any such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the corporation, or decrease or increase in the number of Additional Shares of Common Stock or Convertible Securities issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall affect Common Stock previously issued upon conversion of the Convertible Preferred Stock).

(4) In each case of an adjustment or readjustment of the Conversion Price or the number of shares of Common Stock or other securities issuable upon conversion of the Convertible Preferred Stock, the corporation, at its expense, shall cause the chief financial officer of the corporation to compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Convertible Preferred Stock at the holder’s address as shown in the corporation’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of (a) the consideration received or deemed to be received by the corporation for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold, (b) the Conversion Price at the time in effect, (c) the number of Additional Shares of Common Stock and (d) the type and amount, if any, of other property which at the time would be received upon conversion of the Convertible Preferred Stock.

(5) Except as expressly provided herein, no adjustment in the Conversion Price shall be made in respect of the issue of Additional Shares of Common Stock unless the consideration per share for such Additional Shares of Common Stock issued or deemed to be issued by the corporation is less than the Conversion Price in effect on the date of, and immediately prior to, such issue, for the Convertible Preferred Stock in effect on the date of, and immediately prior to, such issue.

(B) Adjustment for Stock Splits and Combinations. If the corporation at any time or from time to time after the Issuance Date effects a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased, and conversely, if the corporation at any time or from time to time after the Issuance Date combines the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this subparagraph 2(d)(iv)(B) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(C) Adjustment for Reclassification, Exchange and Substitution. If the Common Stock issuable upon the conversion of Convertible Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or a recapitalization, provided for elsewhere in this paragraph 2(d)), then and in any such event each holder of Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Convertible Preferred Stock might have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein.

(D) Reorganizations. If at any time or from time to time there is a capital reorganization of the Common Stock (other than a recapitalization, subdivision, combination, reclassification or exchange of shares provided for elsewhere in this paragraph 2(d)), then, as a part of such reorganization, provision shall be made so that the holders of Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Convertible Preferred Stock, the number of shares of stock or other securities or property of the corporation, to which a holder of Common Stock deliverable upon conversion would have been entitled on such capital reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 2(d) with respect to the rights of holders of the Convertible Preferred Stock after the reorganization to the end that the provisions of this paragraph 2(d) (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion thereof) shall be applicable after that event and be as nearly equivalent to the provisions hereof as may be practicable.

(vi) No Impairment. The corporation will not, by amendment of these Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the corporation but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 2(d) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Convertible Preferred Stock against dilution or other impairment. The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock deliverable upon the conversion of all the then outstanding shares of Convertible Preferred Stock and shall take all such action and obtain all such permits or orders as may be necessary to enable the corporation lawfully to issue such Common Stock upon the conversion of Convertible Preferred Stock.

(vii) Notices of Record Date. In the event of any taking by the corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, the corporation shall mail to each holder of Convertible Preferred Stock at least twenty (20) days prior to the date specified herein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

(e) Redemption. The Convertible Preferred Stock shall, at the election of the holders of the Convertible Preferred Stock, be redeemed by the corporation in two (2) equal installments in accordance with the following provisions:

(i) Election to Redeem. The corporation shall redeem the Convertible Preferred Stock at the times, and pursuant to the terms, set forth below, if the corporation receives written certification (the “Redemption Certificate”) that holders of no less than a majority of the then outstanding Convertible Preferred Stock (the “Electing Holders”) have elected in favor of redemption (the “Redemption Election”). The Redemption Certificate shall be signed by the Electing Holders and shall be delivered to the corporation at its principal office on or after January 15, 2005.

(ii) Redemption Price. The Convertible Preferred Stock shall be redeemed by the corporation paying in cash, out of funds legally available therefor, an amount equal to (A) the Original Issue Price (as adjusted for any Recapitalization Events with respect to such shares), plus (B) a further amount per share equal to accrued but unpaid cumulative dividends and any declared but unpaid dividends thereon to an including the date fixed for redemption (the “Redemption Price”).

(iii) Mandatory Redemption: Two Installments. The Redemption Election constitutes an election in favor of a mandatory redemption of all shares of Convertible Preferred Stock. The Convertible Preferred Stock shall be redeemed in two (2) equal installments, with the corporation redeeming 50% of each holder’s shares of Convertible Preferred Stock in the first installment and the remaining Convertible Preferred Stock in the second installment. Subject to the corporation having funds legally available, the closing of the first installment shall occur on the date specified in the Redemption Certificate (the “First Redemption Date”) and the closing of the second installment shall take place on the first anniversary of the First Redemption Date (the “Second Redemption Date”). If the corporation shall not have sufficient funds legally available for redeeming the Convertible Preferred Stock at the First Redemption Date or the Second

Redemption Date, respectively, the corporation shall apply the available funds to redeem the Convertible Preferred Stock on a ratable basis as among the holders based on the number of shares so held. The corporation shall redeem the remaining shares to have been redeemed in such installment as soon as practicable after the corporation has funds legally available therefor.

(iv) Redemption Notice. If the Redemption Election has been received, the corporation shall mail, postage prepaid, not less than thirty (30) days nor more than sixty (60) days prior to the Redemption Date, written notice thereof (the “Redemption Notice”), to each holder of record of the Convertible Preferred Stock, at its post office address last shown on the records of the corporation. The Redemption Notice shall state:

(1) The number of shares of Convertible Preferred Stock held by the holder that the corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(2) The Redemption Date and Redemption Price;

(3) The date upon which the holder’s conversion rights (as set forth in paragraph 2(d) above) as to such shares terminate, which termination shall be five (5) days before the Redemption Date; and

(4) That the holder is to surrender to the corporation, in the manner and at the place designated, its certificate or certificates representing the shares of Convertible Preferred Stock to be redeemed.

(v) Surrender of Certificates; Payment. On or before each Redemption Date, each holder of shares of Convertible Preferred Stock to be redeemed on such Redemption Date, unless such holder has exercised its right to convert the shares as provided in paragraph 2(d) hereof, shall surrender the certificate or certificates representing such shares to the corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired. In the event that fewer than all of the shares represented by such certificate are redeemed, a new certificate representing the unredeemed shares shall be issued forthwith.

(vi) Rights Subsequent to Redemption. If the Redemption Notice shall have been duly given, and if on each Redemption Date the Redemption Price therefor is either paid or made available for payment through the deposit arrangement specified in subparagraph 2(e)(vii) below, then notwithstanding that the certificates evidencing any of the shares of Convertible Preferred Stock so called for redemption shall not have been surrendered, the dividends with respect to such shares shall cease to accrue after the Redemption Date and all rights with respect to such shares shall forthwith terminate after the Redemption Date, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor. Prior to any Redemption Date, the holders of Convertible Preferred Stock shall be entitled to exercise their conversion rights under subparagraph 2(d) above.

(vii) Deposit of Funds. On or prior to each Redemption Date, the corporation shall deposit as a trust fund with any bank or trust company, having a capital and surplus of at least $100,000,000, a sum equal to the aggregate Redemption Price of all shares of Convertible Preferred Stock called for redemption on such Redemption Date and not yet redeemed or converted, with irrevocable instructions and authority to the bank or trust company to pay, on and after each such Redemption Date, the Redemption Price to the respective holders upon the surrender of their share certificates. From and after the date of such deposit (but not prior to each Redemption Date), the shares so called for redemption on such Redemption Date shall be redeemed. The deposit shall constitute full payment of the shares of their holders, and from and after each Redemption Date the shares redeemed on the Redemption Date shall be deemed to be no longer outstanding, and the holders thereof shall cease to be shareholders with respect to such shares and shall have no rights with respect thereto except the rights to receive, from the bank or trust company, payment of the Redemption Price of the shares, without interest, upon surrender of their certificates therefor. Any funds so deposited and unclaimed at the end of one (1) year from the Second Redemption Date shall be released or repaid to the corporation, after which the holders of shares called for redemption shall be entitled to receive payment of the Redemption Price only from the corporation.

(f) Protective Provisions. So long as any shares of Convertible Preferred Stock are outstanding and subject to any additional voting rights required by applicable law, the corporation shall not, without the affirmative vote of the holders of record of at least a majority of the outstanding shares of Convertible Preferred Stock, voting as a separate class:

(i) amend, repeal or modify any provision of, or add any provision to, these Articles of Incorporation or By-Laws if such action would alter or change the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Convertible Preferred Stock; or

(ii) authorize, create or issue shares of any class or series of stock having (x) any preference or priority as to dividends, liquidation, redemption or assets superior to any such preference or priority of the Convertible Preferred Stock or (y) an original issue price less than the original issue price of the capital stock issued by the corporation in its equity offering immediately preceding the proposed authorization, creation or issuance of shares hereunder, or authorize, create or issue shares of any class or series or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having optional rights to purchase, any shares of capital stock of the corporation having any such preference or priority or lower original issue price; or

(iii) reclassify the shares of Common Stock (or any other shares of stock hereafter created junior to the Convertible Preferred Stock as to dividends, liquidation, redemption or assets) into shares of Preferred Stock or into shares having any preference or priority as to dividends or assets superior to or on a parity with that of the Convertible Preferred Stock; or

(iv) declare or pay any dividends or make any other distributions on shares of the corporation’s capital stock (other than upon the terms contained in these Articles of Incorporation); or

(v) repurchase or redeem any shares of Preferred Stock or Common Stock (other than redemptions effected upon the terms contained in these Articles of Incorporation).

(g) Stated Capital. The stated capital of each share of Convertible Preferred Stock shall initially be equal to the Original Issue Price, but shall be adjusted for stock dividends, splits and combinations as provided in subparagraph 2(d) herein. Notwithstanding anything to the contrary contained in Section 1701.30 of the Ohio Corporation Law, and as permitted by Section 1701.31(D) of the Ohio Corporation Law, upon the conversion of a share of Convertible Preferred Stock into Common Stock, the stated capital attributable to such share of Convertible Preferred Stock shall, without further action, be eliminated and transferred to the capital surplus of the corporation.

RESOLVED, that the existing Article FIFTH of the Articles be renumbered as Article SIXTH.

IN WITNESS WHEREOF, the above-named officer, acting for and on behalf of the corporation, has hereto subscribed his name this 9th day of December, 1999.

By:	/s/ Harry H. Graves
Harry H. Graves
President and Chief Executive Officer

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